FINANCIAL   AGREEMENT

This Financial Agreement (the “Agreement”) is made by and between China Venture II Incorporation (the “INC”) and Andrew Chien, collectively the “Parties”, on January 15, 2011.

Whereas the “INC” is a Nevada registered stock incorporation, a blank check company with the purpose as a vehicle for business combination, and Andrew Chien who is the owner of “INC”.

Now, therefore, in consideration of the mutual agreements promises set forth herein, the parties agree as follows:

Andrew Chien agrees to personally pay for expenses incurred by the “INC” for business combination. The financing is no amount and time limitation until the amendment or another agreement being reached between parties.

Agreed to and accepted as of January 15, 2011 by:

China Venture II Inc.                            Individual

       /s/ Andrew Chien                          /s/ Andrew Chien